    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY __, 1997
                                                    REGISTRATION NO. 33-
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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                             ----------------

                                 FORM S-3
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                             ----------------

                            ZITEL CORPORATION
          (Exact name of Registrant as specified in its charter)

          CALIFORNIA                                     ____                             2566313
(State or other jurisdiction of               (Primary Standard Industrial            (I.R.S. Employer
incorporation or organization)                Classification Code Number)           Identification Number)

                             ----------------

                           47211 BAYSIDE PARKWAY
                       FREMONT, CALIFORNIA 94538-6517
                              (510) 440-9600
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ----------------

                              HENRY C. HARRIS
                           CHIEF FINANCIAL OFFICER
                            47211 BAYSIDE PARKWAY
                        FREMONT, CALIFORNIA 94538-6517
                               (510) 440-9600
          (Name, address, including zip code, and telephone number,
                including area code, of agent for service)

                             ----------------

                                COPIES TO:

                           JOHN L. CARDOZA, ESQ.
                            COOLEY GODWARD LLP
                        ONE MARITIME PLAZA #2000
                     SAN FRANCISCO, CALIFORNIA 94111
                              (415) 693-2000

                             ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.

                             ----------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is filed in a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box. / /

                             ----------------

                      CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
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   TITLE OF EACH CLASS OF       AMOUNT TO BE      PROPOSED MAXIMUM OFFERING    PROPOSED MAXIMUM AGGREGATE          AMOUNT OF
 SECURITIES TO BE REGISTERED     REGISTERED          PRICE PER SHARE (1)           OFFERING PRICE (1)            REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock (2)                3,000,000                $19.25                       $57,750,000                  $17,500
Common Stock                       61,401                $19.25                       $ 1,181,969                      359
                                                                                                                   -------
   TOTAL                                                                                                           $17,859
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
(1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq National Market System on July 8, 1997.

(2) Issuable upon conversion of the 5% Convertible Subordinated Debenture of the Company (the "Debentures"). For purposes of estimating the number of shares of Common Stock to be included in the Registration Statement the Company calculated the number of shares of Common Stock issuable upon conversion of the Debentures using a conversion price at the time of such conversion of $8.33-1/3 per share which is below the conversion price as of July 11, 1997 ($17.75 per share) and was arbitrarily selected.
    In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the debentures, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions (including floating rate conversion prices) in accordance with Rule 416.

                             ----------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

                                  ZITEL CORPORATION


Cross Reference Sheet showing the location in the Prospectus of the Items on Form S-3


    FORM S-3 ITEM AND CAPTION                            LOCATION IN PROSPECTUS

1.  Forepart of Registration Statement and Outside
    Cover Page of Prospectus . . . . . . . . . . . . . Outside Front Cover Page

2.  Inside Front and Outside Back Cover
    Pages of Prospectus. . . . . . . . . .  Inside Front and Outside Back Cover

3.  Summary Information, Risk Factors and Ratio of
    Earnings to Fixed Charges. . . . . . . . . . . .  The Company; Risk Factors

4.  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . .  Use of Proceeds

5.  Determination of Offering Price. . . . . . . . . . . . . . . . . . . . .  *

6.  Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  *

7.  Selling Security Holders . . . . . . . . . . . . .  Selling Securityholders

8.  Plan of Distribution . . . . . . . . . .  Outside Front Cover Page; Plan of
                                                                   Distribution
9.  Description of Securities to Be Registered . . . . . . . . . . . . . . .  *

10. Interests of Named Experts and Counsel . . . . . . . . . . . . . . . . .  *

11. Material Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  *

12. Incorporation of Certain Information by Reference. . . . Inside Front Cover

13. Disclosure of Commission Position on Indemnification
    for Securities Act Liabilities. . . . . . . . . . . . . . . . . . . . . . *


-------------
*   Such item is inapplicable or the answer thereto is in the negative.

PROSPECTUS
                                   3,061,401 SHARES

                                  ZITEL CORPORATION

                                  ----------------
                                    COMMON STOCK
                                  ----------------

    This Prospectus relates to a total of 3,061,401 shares of Common Stock (the "Shares") (the "Common Stock") of Zitel Corporation (the "Company") which are being offered and sold by certain stockholders of the Company (the "Selling Securityholders"). Of such Shares (i) 61,401 were issued by the Company in connection with the acquisition of Palmer & Webb Systems, BV, and
(ii) up to 3,000,000 are issuable pursuant to the conversion of 5% Convertible Subordinated Debentures of the Company (the "Debentures"). The Debentures, with accrued interest thereon, are convertible into Common Stock at a price equal to 90% of the average low trading price of the Common Stock for the five trading days preceding the date of conversion, but in no event greater than $26.975 per share; accordingly, the number of shares issuable upon conversion could be greater or less than 3,000,000. An aggregate of $25,000,000 of Debentures was sold to four institutional investors who are Selling Securityholders. In connection with the acquisition and with the private placement of the Debentures the Company agreed to register the resale of the Common Stock into which the Debentures are convertible.

    The Shares may be offered by the Selling Securityholders or certain pledgees, donees, transferees or other successors in interest from time to time in long or short transactions on the Nasdaq National Market System, in privately negotiated transactions, through the writing or exercise of options, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Securityholders" and "Plan of Distribution."

    The Company will not receive any of the proceeds from the sale of the Shares by the Selling Securityholders hereof. See "Plan of Distribution."

    The Selling Securityholders, directly or through agents, dealers or underwriters, may sell the Shares offered hereby from time to time on terms to be determined at the time of sale. The Company's Common Stock is traded on the Nasdaq National Market System under the symbol ZITL.

                             ----------------

         THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                       SEE "RISK FACTORS" ON PAGE 5.

                             ----------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

    No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are $40,000. The aggregate proceeds to the Selling Securityholders from the sale of the Shares will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution."

    The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Act. The Company has agreed to indemnify the Selling Securityholders and certain other persons against certain liabilities, including liabilities under the Act.

               The date of this Prospectus is July __, 1997.
    No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, imply that the information herein is correct as of any date subsequent to the date hereof.

                                AVAILABLE INFORMATION

    The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov. The Company's Common Stock is quoted on the Nasdaq National Market System, and such reports, proxy statements and other information can also be inspected at the offices of The Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    Additional information regarding the Company and the Shares offered hereby is contained in the Registration Statement on Form S-3 and the exhibits thereto filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits thereto. Statements contained in this Prospectus regarding the contents of any document or contract may be incomplete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. For further information pertaining to the Company and the Shares, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to the Exchange Act are by this reference incorporated in and made a part of this Prospectus:

(1) The Annual Report on Form 10-K for the fiscal year ended September 30, 1996 filed on December 20, 1996, including all matters incorporated by reference therein;

(2) The Proxy Statement filed on February 3, 1997, including all matters incorporated by reference therein;

(3) The Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1996, filed on February 12, 1997, including all matters incorporated by reference therein; and

(4) The Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997, filed on May 14, 1997, including all matters incorporated by reference therein.

(5) The Current Report on Form 8-K filed June 26, 1996.

(6) The Current Report on Form 8-K filed May 29, 1997.

(7) The Current Report on Form 8-K filed July 14, 1997.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a

                                      3.

document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner to whom this Prospectus is delivered, upon a written or oral request to Zitel Corporation, Attention: Henry C. Harris, 47211 Bayside Parkway, Fremont, California 94538-6517; telephone number (510) 440-9600.

                             ---------------


                                      4.

                                  THE COMPANY

    Zitel Corporation was incorporated in California in 1979. The Company's executive offices are located at 47211 Bayside Parkway, Fremont, California 94538-6517, and its telephone number is (510) 440-9600.

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Shares by the Selling Securityholders.

                                DIVIDEND POLICY

    The Company has never paid cash dividends. The Company's Board of Directors currently intends to retain any earnings for use in the Company's business and does not anticipate paying any cash dividends in the foreseeable future. The Company's 5% Convertible Subordinated Debentures and the Company's bank credit agreement prohibit the payment of dividends.

                                 RISK FACTORS

    AN INVESTMENT IN THE COMPANY INVOLVES A HIGH DEGREE OF RISK. THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY.

RECENT LEVELS OF NET SALES; DEPENDENCE ON ROYALTY REVENUE

    In recent years the Company has not generated net sales sufficient to produce an operating profit and has relied on a stream of royalty payments under an agreement with IBM to support its activities. These royalties amounted to $15,421,000 in fiscal 1995 and $14,473,000 in fiscal 1996. In late 1996 IBM introduced a new version of the royalty bearing device with substantially greater capacity and royalty revenue declined to $2,318,000 in the first quarter of fiscal 1997 and $1,196,000 in the quarter ended March 31, 1997. The Company believes that IBM is transitioning to a device which does not require royalty payments to the Company, and that as a result royalty revenue will continue to decline. The Company has sustained operating losses and net losses in the quarters ended December 31, 1996 and March 31, 1997. In the most recent quarter the Company realized a negative net margin on net sales. The Company must generate substantial additional net sales of its hardware products in order to restore gross margins on those products, must generate profitable revenue from its recently acquired software businesses and must generate revenue from its new systems solutions division in order to remain a viable operating entity. There is no assurance that the Company can achieve those objectives.

FLUCTUATIONS IN QUARTERLY RESULTS

    The Company's quarterly operating results have in the past varied and may in the future vary significantly depending on a number of factors, including: the level of competition, the size, timing, cancellation or rescheduling of significant orders; product configuration and mix; market acceptance of new products and product enhancements; new product announcements or introductions by the Company's competitors; deferrals of customer orders in anticipation of new products or product enhancements; changes in pricing by the Company or its competitors; the impact of price protection measures and return privileges granted by the Company to its distributors and value added resellers (VARs); the ability of the Company to develop, introduce and market new products and product enhancements on a timely basis; hardware component costs and availability, particularly with respect to hardware components obtained from sole source suppliers; hardware supply constraints; the Company's success in expanding its sales and marketing programs; technological changes in the market for the Company's products, product mix and the mix of sales among the Company's sales channels; levels of expenditures on research and development; changes in the Company's strategy; personnel changes; general economic trends and other factors.

    Sales for any quarter are not predictable with any significant degree of certainty. The Company generally operates with limited order backlog because its products typically are shipped shortly after orders are received. Sales


                                      5.

to a single customer in a quarter have affected and may affect net sales and operating margins. As a result, sales in any quarter are generally dependent on orders booked and shipped in that quarter. Sales are also difficult to forecast because the Company has not as yet generated significant sales of its products incorporating cache activated storage device (CASD) technology. Due to the typical timing of customer orders, the Company often ships products representing a significant portion of its net sales for a quarter during the last month of that quarter. Any significant deferral of these sales could have a material adverse effect on the Company's results of operations in any particular quarter. To the extent that the Company completes significant sales earlier than expected, operating results for subsequent quarters may be adversely affected. The Company's expense levels are based, in part, on its expectations as to future sales. As a result, if sales levels are below expectations, net income may be disproportionately affected.

    The mix of the products marketed by the Company has been evolving over the last three years, and the Company's net sales have declined over that period. Due to all of the foregoing factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indicator of future performance. It is possible that in some future quarter the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially and adversely affected.

INVESTMENT IN MATRIDIGM

    The Company has invested $5,588,000 to acquire an approximate 30% interest in MatriDigm Corporation ("MatriDigm"), a private company organized to provide software maintenance and re-engineering services for users of IBM mainframe computer systems. MatriDigm has initially focused on development of a set of automated tools to identify and specifically modify dates within IBM COBOL programs to bring them into compliance with the Year 2000 requirements and to test the modified programs. MatriDigm in February 1997 announced commercial availability of an automated tool set for a pac-binary solution for programs written in ANSI COBOL 85 and, to respond to market demand, has recently announced commercial availability of a windowing solution. MatriDigm intends to continue to refine its current tool set and to extend its tool set to modify other COBOL languages as well as other computer languages widely used to write programs for IBM mainframe computers. Industry sources report a multi-billion dollar demand for services such as those being developed by MatriDigm and an automated tool set should provide greater profit margins than can be realized using other available methods. However, MatriDigm has not realized revenue as yet, and there is no assurance that it can successfully market its automated tool set, develop extensions for other computer languages or generate substantial revenue and profits. During the course of development, the Company has made additional investments in MatriDigm and may be required to make additional investments in the future.

VOLATILITY OF STOCK PRICE

    The price of the Company's Common Stock has been subject to extreme volatility over the past nine months, as the closing bid price has ranged between a low of 5-1/8 and a high of 61-1/4, with a recent price of 19. The Company believes that the principal reasons for this volatility are rumored progress of and rumored problems in the product development program of MatriDigm. MatriDigm, which expects to provide an automated solution to the Year 2000 problem, is a private company and the principal vehicle for public participation in ownership of MatriDigm is indirectly through ownership of Common Stock of the Company. MatriDigm has been unable or unwilling to provide public information on a regular basis about the status of its development effort, and as a result an opportunity is presented for third parties to initiate rumors which result in significant swings in the price of the Company's Common Stock. Until MatriDigm successfully develops a solution and generates significant sustained revenue, it will remain difficult for investors to apply standard methods of analysis to the value of the Company's investment in MatriDigm and the pattern of volatility should be expected to continue.


                                      6.

COMPETITION

    The data storage market is intensely competitive, with technological advances fueling continuous erosion of prices for data storage capacity. The Company competes with much larger independent companies such as EMC Corp and Data General Corporation as well as manufacturers of computer systems such as Unisys Corporation, Sun Microsystems, Inc. and Hewlett-Packard Corporation. Many of its competitors have substantially greater financial resources and installed bases than the Company and, on account of their substantially higher level of purchases, are able to achieve significantly lower prices from suppliers of component parts. While the Company believes that its CASD products are currently superior to competitive products, unless it can significantly increase the level of net sales and additional cost savings on component purchases, it will be unable to generate adequate gross margins on its CASD products. There can be no assurance that the Company will be able to generate the level of net sales to achieve adequate gross margins.

    The market for Year 2000 services is intensely competitive, with services being provided by a number of national, regional and local firms, many of which have existing relationships and contractual arrangements with customers. Many of these competitors have substantially greater financial, technical and marketing resources than the Company and MatriDigm. The ability of the Company and MatriDigm to compete in this market will depend on the ability of MatriDigm to develop a successful automated solution and as yet there can be no assurance that MatriDigm will be successful in this effort. In addition, the Company must attract and retain qualified personnel in which are also highly sought by its competition and must successfully leverage its own resources with contract and partnering relationships with other companies, including companies which are also competitors.

    The market for system management tools in which the Company's software products division competes is intensely competitive. Many of the companies with which the Company competes, such as Hewlett-Packard Corporation, Computer Associates and BGS, Inc. have substantially larger installed bases and greater financial resources than the Company.

DEPENDENCE ON NEW PRODUCTS; RAPID TECHNOLOGICAL CHANGE

    The markets in which the Company operates are characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies, increased storage capacities by the Company's competitors and the emergence of new industry standards could render the Company's existing hardware products obsolete and unmarketable. The Company's future success will depend upon its ability to develop and to introduce new products on a timely basis that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of its customers. The Company has not as yet realized significant sales of its CASD products. There can be no assurance that the Company will be successful in generating significant sales of these products. The failure of the Company to achieve significant net sales from these products could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be successful in developing and marketing any other products that respond to technological changes or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products, or that its new products will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce new products in a timely manner in response to changing market conditions or customer requirements, the Company's business, operating results and financial condition will be materially and adversely affected.

PRODUCT LIABILITY

    The Company's standard warranty provides that, if the Company's product does not function to published specifications, the Company will repair or replace the defective component without charge. Although to date the Company's suppliers of hardware components have generally covered the warranty costs associated with such components, there can be no assurance that such manufacturers will continue to be willing or able to cover such costs, and their failure to do so would result in such costs being borne by the Company. There can be no assurance that the


                                      7.

Company's warranty costs will not be significant in the future. Significant warranty costs could have a material adverse effect on the Company's business, operating results or financial condition.

    The Company's agreements with its customers typically contain provisions intended to limit the Company's exposure to potential product liability claims. It is possible that the limitation of liability provisions contained in the Company's agreements may not be effective. Although the Company has not received any product liability claims to date, the sale and support of products by the Company and the incorporation of products from other companies may entail the risk of such claims. A successful product liability claim against the Company could have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

    The Company's success depends significantly upon its proprietary technology. The Company currently relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality agreements and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company has registered its Zitel, CASD, VAM and Datametrics trademarks and will continue to evaluate the registration of additional trademarks as appropriate. The Company generally enters into confidentiality agreements with its employees and with key vendors and suppliers. The Company currently has eight United States patents associated with its CASD technology. There can be no assurance that these patents will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have a material adverse effect on the Company's ability to do business. The Company believes that the rapidly changing technology in the computer storage industry makes the Company's success depend more on the technical competence and creative skills of its personnel than on patents.

    There has also been substantial litigation in the computer industry regarding intellectual property rights, and litigation may be necessary to protect the Company's proprietary technology. The Company has not received significant claims that it is infringing third parties' intellectual property rights, but there can be no assurance that third parties will not in the future claim infringement by the Company with respect to current or future products, trademarks or other proprietary rights. The Company expects that companies in the storage systems market will increasingly be subject to infringement claims as the number of products and competitors in the Company's target markets grows. Any such claims or litigation may be time-consuming and costly, cause product shipment delays, require the Company to redesign its products or require the Company to enter into royalty or licensing agreements, any of which could have a material adverse effect on the Company's business, operating results or financial condition. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology, duplicate the Company's products or design around patents issued to the Company or other intellectual property rights of the Company.

INTERNATIONAL SALES AND OPERATIONS

    Sales to customers outside the United States have accounted for significant portions of the Company's net sales, and the Company expects that the recent acquisition of companies headquartered and operating in the United Kingdom and the Netherlands, respectively, will result in international sales representing an increasingly significant portion of the Company's net sales. International sales pose certain risks not faced by companies that limit themselves to domestic sales. Fluctuations in the value of foreign currencies relative to the U.S. dollar, for example, could make the Company's products less price competitive and, if the Company in the future denominates any of its sales in foreign currencies, result in losses from foreign currency transactions. International sales also could be adversely affected by factors beyond the Company's control, including the imposition of government controls, export license requirements, restrictions on technology exports, changes in tariffs and taxes and general economic and political conditions. The laws of some countries do not protect the Company's intellectual property rights to the same extent as the laws of the United States.


                                      8.

RECENT ACQUISITIONS

    The Company, on June 30, 1997, concluded the acquisition of the assets or stock of three companies: Datametrics Systems Corporation, headquartered in Fairfax, Virginia; Palmer & Webb Systems, Limited, headquartered in England and Palmer & Webb Systems, B.V., headquartered in the Netherlands. The operations of these acquired companies are substantial in relation to the previous operations of the Company and there are significant risks involved in integrating the operations and financial systems of these companies, in part because of the relative size of the acquired operations and the distance of the headquarters of these companies from the headquarters of the Company. Acquisitions involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances, legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's results of operations and financial condition. Client satisfaction or performance problems at a single acquired firm could have a material adverse impact on the reputation of the Company as a whole.

    While the Company has had experience developing and marketing software, a substantial majority of the Company's efforts and experience have been devoted to the development, manufacturing and marketing of computer memory systems and embedded software and firmware. The new focus on developing and marketing software will involve new and different skills and there can be no assurance that the Company will be successful in that effort.

DEPENDENCE ON KEY PERSONNEL

    The Company's future performance depends in significant part upon the continued service of its key technical and senior management personnel. The Company provides incentives such as salary, benefits and option grants (which are typically subject to vesting over four years) to attract and retain qualified employees. The loss of the services of one or more of the Company's officers or other key employees could have a material adverse effect on the Company's business, operating results and financial condition. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical and management personnel. Competition for such personnel is intense, and there can be no assurance that the Company can retain its key technical and management employees or that it can attract, assimilate and retain other highly qualified technical and management personnel in the future.

    The future success of the Company's systems solutions division will depend to a significant extent on its ability to attract, train, motivate and retain highly skilled software development professionals, particularly project managers, software engineers and other senior technical personnel. The Company believes that in the United States and elsewhere there is a shortage of, and significant competition for, software development professionals with the advanced technological skills necessary to perform the services offered by the systems solutions division. The increasing recognition of the scope and significance of the year 2000 problem has materially increased the competition for personnel with appropriate skills and salary requirements have increased as availability of such personnel has decline precipitously. The Company's ability to maintain and renew existing relationships and obtain new business depends, in large part, on its ability to hire and retain technical personnel with the information technology skills who keep pace with continuing changes in information processing technology, evolving industry standards and changing client preferences. An inability to hire such additional qualified personnel could impair the ability of the systems solutions division to manage and complete its existing projects and to bid for or obtain new projects. Further, the Company must train and manage its growing employee base, requiring an increase in the level of responsibility for both existing and new management personnel. There can be no assurance that the management skills and systems currently in place will be adequate or that the Company will be able to assimilate new employees successfully. Accordingly, there can be no assurance that the Company will be successful in retaining current or future employees.

DILUTION FROM 5% CONVERTIBLE SUBORDINATED DEBENTURES

    The Company's 5% Convertible Subordinated Debentures (the "Debentures") (and accrued interest) are convertible at any time at the option of the holders thereof into Common Stock at a conversion price equal to the lesser of (a) 90% of the average low trading price of the Common Stock on the five trading days preceding the date of conversion or $26.975. In addition, certain penalties may have the effect of increasing the amounts convertible into Common Stock. If converted on July 11, 1997 the Debentures would have been convertible into approximately 1,408,253 shares of Common Stock (not including shares of Common Stock issuable upon conversion with respect to accrued interest on the Debentures) but this number of shares could prove to be significantly greater in the event of a decrease in the trading price of the Common Stock. Purchasers of Common Stock could therefore experience substantial dilution of their investment upon conversion of the Debentures.

ANTI-TAKEOVER PROVISIONS

    Certain provisions of the Company's Certificate of Incorporation, as amended and restated, and Bylaws, as amended, California law and the Company's indemnification agreements with certain officers and directors of the Company may be deemed to have an anti-takeover effect. Such provisions may delay, defer or prevent a tender offer


                                      9.

or takeover attempt that a stockholder might consider to be in that stockholder's best interests, including attempts that might result in a premium over the market price for the shares held by stockholders.

    The Company's Board of Directors may issue additional shares of Common Stock or establish one or more classes or series of Preferred Stock, having the number of shares designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as determined by the Board of Directors without stockholder approval.

    The Board of Directors of the Company has approved the adoption of a Preferred Share Purchase Rights Plan (the "Rights Plan"). Terms of the Rights Plan provide for a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of common stock, no par value per share (the "Common Shares"), of the Company. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value (the "Preferred Stock"), at an exercise price of $69.50 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment, and a redemption price of $.01 per Right. Each one one-hundredth of a share of Preferred Stock has designations and the powers, preferences and rights, and the qualifications, limitations and restrictions which make its value approximately equal to the value of a Common Share.

    The Rights are not exercisable until the earlier to occur of (i) 10 days following a public announcement that a person, entity or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding Common Shares or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or entity becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Common Shares.

    The Rights have certain anti-takeover effects as they would cause substantial dilution to a person or group that attempted to acquire the Company on terms not approved by the Company's Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors, since the Rights may be redeemed by the Company at $.01 per Right prior to the earliest of (i) the twentieth day following the time that a person or group has acquired beneficial ownership of 15% or more of the Common Shares (unless extended for one or more 10 day periods by the Board of Directors), (ii) a change of control, or (iii) the final expiration date of the rights.


                                      10.

                                  THE COMPANY

BUSINESS

    Zitel Corporation ("Zitel" or the "Company") develops, markets and supports a wide range of data management solutions in the form of high performance storage technology and software products for performance monitoring, analysis and modeling. The Company provides solution services for the year 2000 century date conversion opportunity through expanded product and service offerings and representing MatriDigm Corporation's MAP2000 factory conversion service. The Company has three divisions:

    The storage division develops, manufactures and markets products based on proprietary Cached Actuator Storage Device (CASD) technology. CASD was the basis for the joint development agreement with IBM that resulted in IBM's RAMAC storage product line. The Company has received eight United States patents on the CASD technology and others are in process. The value of the Company's products incorporating CASD technology is the result of proprietary caching algorithms, embedded intelligence and retentive learning, which provide a unique probablistic, predictive caching storage solution for high performance applications needs.

    The software products division is the combination of the recently acquired Datametrics Systems Corporation and Palmer & Webb Systems companies, with the Company's performance & modeling software products. The combined subsidiaries operate under the Datametrics Systems name. The division's product line is composed of a suite of systems with data management, monitoring, analysis, modeling and control capabilities for mainframe computers, open systems servers and distributed network systems. These products are also used in the marketing of storage division products, and may have applications in the services provided by solutions services division.

    The solution services division provides Year 2000 conversion services, including project management, planning, analysis, code conversion, and testing. Zitel's primary code conversion methodology is based on the MatriDigm MAP2000 process for Cobol. In addition, as a solution provider, Zitel utilizes other tools and processes to meet customer needs in different environments. Zitel serves its Year 2000 customers both directly, with its own consulting staff, and through a teaming program where Zitel may be the subcontractor or partner to other solution providers worldwide.

    In 1992, the Company entered into a joint development agreement with International Business Machines Corporation ("IBM"). In September and October of 1994, IBM announced general availability of RAMAC products, which incorporate Zitel technology, and upon which the Company is receiving royalties based on RAMAC products sold. In October 1995 and September 1996, IBM announced the general availability of RAMAC 2 and RAMAC 3, respectively, its second and third generation of RAMAC, which continues to include Zitel technology and upon which Zitel will receive royalties. Royalties from RAMAC products constituted 38%, 65% and 63% of total revenue in fiscal 1994, 1995 and 1996, respectively, and 42% in the first two quarters of fiscal 1997.

DATA STORAGE PRODUCTS

    The Company offers a family of rotating memory systems utilizing the CASD technology for use with Unisys A and V mainframe computers and with most UNIX, NT, Open VMS and NETWARE server platforms. CASD-II, the second generation of the Company's CASD products, was introduced in September, 1995. CASD products integrate a high-capacity solid state cache with multiple rotating disk drives and utilize interactive caching algorithms. Modules utilizing the technology are available with cache sizes ranging from 64 to 512 megabytes and with one to four disk drives with capacities from 3.0 to
36.4 gigabytes, depending on the market the products are sold into. These modules can be sold on an individual module basis or are available in cabinet configurations ranging from one to six modules and up to 218 gigabytes per cabinet. Pricing for a single module ranges from approximately $17,400 to $41,500. Subsystems incorporating CASD technology are available in prices from $ 24,400 to $256,000 depending on the number of modules utilized, the amount of cache utilized, optional equipment, and other factors.


                                      11.

SOFTWARE PRODUCTS

    The Company's software products division offers a suite of products utilized for data management, monitoring, analysis and control of mainframe computers, open systems servers and distributed network systems. These products are utilized by corporate customers with significant investments in management information systems to maximize efficiency of existing systems and plan system enhancements. These products function with IBM VMS, Digital VMS, Unisys proprietary platforms as well as a wide variety of open systems platforms. The principal products of the division are the following:

    VAM/Capacity Planner is a Windows-based system modeling tool that reduces analyses and planning costs by enabling companies to correctly identify current system utilization and undertake sophisticated analyses of modifications in system deployment or design. VAM/Capacity Planner's embedded expertise allows easy examination of the effects of various configuration changes and determines the best equipment enhancements. This software tool aids system administrators to anticipate, track and correct system performance bottlenecks and I/O problems.

    NetArchitect is a network modeling tool that utilizes a Windows-based graphical user interface. This package is designed for the network administrator who has the responsibility of designing and installing a new network, or maintaining and expanding existing structures. NetArchitect also has practical applications as a pre-sales tool for systems integrators, VARs and other channels selling or consulting on network management.

    ViewPoint is a real-time data collector of approximately 2,000 different system attributes. It operates on select computer mainframes and all major open system server platforms. While the data is collected on the computer system, ViewPoint allows the user to replay the real-time data on any Windows-based PC. Included in ViewPoint are extensive comparative and auto-analysis capabilities and an auto-correlation engine.

    MultiPoint provides the ViewPoint capabilities on distributed networks or local area networks (LANS). The ProPoint product is an extension of ViewPoint in that it provides an extensive analytical capability to conduct longitudinal analysis of historic data.

    ProPoint is a capacity planning tool that maintains historical computer system data on a personal computer and enables a system manager to display graphically long term historical performance and capacity metrics which can be organized in notebooks and stored in Microsoft database files.

    ControlPoint is a host independent, single point of control, application management system. Using the latest client/server and Microsoft-Registered Trademark- Windows-TM- technology, ControlPoint controls multiple platforms and hosts from a single point and can be implemented in discreet modules or as a complete applications management solution.

MATRIDIGM CORPORATION

    Zitel has invested approximately $5,558,000 to acquire a 30% interest in MatriDigm Corporation ("MatriDigm"), a private company formed to provide COBOL maintenance and re-engineering services. The Company's percentage ownership has changed and will continue to change as MatriDigm raises additional capital and as options under MatriDigm's stock option plan vest and are exercised.

    The initial focus of MatriDigm has been development of technology to automate the conversion of legacy software code which could not recognize or utilize dates after the year 1999 (the "Year 2000 Problem") into code which is able to recognize and utilize dates into the next century. MatriDigm has devoted substantially all of its resources to development of such technology. In May 1997, MatriDigm announced the commercial availability of its MAP2000 windowing process for programs written in ANSI COBOL 85. MatriDigm intends to continue to refine its current tool set and to extend its tool set to modify other COBOL languages, as well as other computer languages widely used to write programs for IBM mainframe computers.


                                      12.

    Substantially all software programs written assume that the first two digits of any date are "19" and cannot recognize or utilize dates commencing with the year 2000. Estimates of the cost and available market for conversion of existing code to eliminate this problem are in the hundreds of billions of dollars. A large number of companies, many of which have substantially greater resources than MatriDigm, are offering conversion services or are developing systems to provide such services, and competition is expected to be intense among the providers of such services.

    The Company's solution services division provides Year 2000 conversion services, including project management, planning analysis, code conversion and testing. The primary code conversion methodology of this division is based on MatriDigm's MAP2000 process; the division will also use other tools and processes to meet customer needs in different environments. The Company has an exclusive right to create temporary conversion centers utilizing the MAP2000 process at customer sites for customers with security or other requirements which prohibit delivery of code to offsite conversion facilities. The solution services division was formed in the first quarter of the current fiscal year. As the commercial availability of MatriDigm's MAP2000 windowing process was announced in May 1997, at June 30, 1997 this division had not as yet realized revenue.

MARKETING

    The Company offers its products through system integrators, value-added resellers and distributors, OEMs, and directly to end users. The Company's direct sales and service staff consists of employees who operate from California, Colorado, Florida, Georgia, Kansas, Massachusetts, Maryland, New Jersey, New York, Virginia, Washington and Europe.

    The Company provides maintenance for its software products, but does not maintain a field service organization for its hardware products. Typically, customers contract with a third party to maintain the Company's hardware products. Technical support personnel make or assist in the initial installations; assist the service organization with problem resolution and field upgrades; and help customers determine how best to deploy Zitel products in their system to achieve the maximum benefit.

COMPETITION

    The Company's storage division competes with independent companies, such as EMC Corp and Data General Corporation, as well as manufacturers of computer systems, such as Unisys Corporation, Sun Microsystems, Inc. and Hewlett-Packard Corporation. Most of its competitors have substantially greater financial resources and installed bases than the Company. The data storage market is intensely competitive, with technological advances driving continuous erosion of prices for data storage capacity. The Company competes by providing customers with superior performance solutions.

    The market for system management tools in which the Company's software products division competes is intensely competitive. Many of the companies with which the Company competes such as Hewlett-Packard Corporation, Computer Associates and BGS, Inc. have substantially larger installed bases and greater financial resources than the Company. The Company competes in this market by providing better solutions for its customers.

    The market for Year 2000 services is intensely competitive, with services being provided by a number of national, regional and local firms, many of which have existing relationships and contractual arrangements with customers. Many of these competitors have substantially greater financial, technical and marketing resources than the Company and MatriDigm. The ability of the Company and MatriDigm to compete in this market will depend on the ability of MatriDigm to develop a successful automated solution.

PATENTS

    Management believes that technical expertise, responsiveness to user requirements and implementation of technological advances are mandatory factors in the markets in which the Company competes. The Company applied for additional patent protection on certain elements of its CASD products, VAM software products and other products


                                      13.

in the development stage. The Company currently holds eight issued United States patents. There can be no assurance that any of the Company's patents provide meaningful protection.

MANUFACTURING AND SUPPLIERS

    The Company manufactures a large percentage of its hardware products from standard component parts and subassemblies purchased from others. Certain of these parts, including printed circuit boards and subassemblies, are produced from design and to its specifications. Use of such standard items simplifies the manufacturing process, reduces the number of items carried in inventory and permits the Company to expand its product line while minimizing the expense of designing and developing new assemblies.

    The Company utilizes various subcontractors to assemble and solder printed circuit boards using material purchased by the Company or to produce surface mount ASICs to the Company's workmanship standards. Completed assemblies are then inspected by the Company's receiving inspection department and submitted to its manufacturing test operation. This test operation provides board-level and system-level testing under stressed operating conditions.

    The Company's hardware products use a large number of components that are generally available from several sources and the Company believes that the loss of one or more of its suppliers will not have a material adverse effect on operations.

EMPLOYEES

    At July 1, 1997, the Company employed 233 persons on a full-time basis, 77 in research and development, 19 in manufacturing, 86 in sales and marketing, and 61 in general management and administration.

    The Company believes that its further success will depend, in part, on its ability to attract and retain qualified employees, who are in great demand. None of the Company's employees are represented by a labor union and the Company believes that its employee relations are good.

PROPERTIES

    The Company leases its headquarter manufacturing and office facility in Fremont, California. Under a non-cancelable operating lease, which expires in March 1998, with an average annual rent of $502,000. The Company is presently negotiating for an extension of this lease and believes that suitable facilities are available at substantially increased rent.

    The software division is headquartered in an office facility in Fairfax, Virginia, under a lease which expires in October 1997 with a rent of approximately $437,000 per annum. The Company is negotiating for an extension of this lease and believes that suitable facilities are available. The software division also occupies leased facilities in England under leases expiring in 2010 with rents of approximately $124,000 per annum.


                                      14.

                           SELLING SECURITYHOLDERS

    The following table sets forth the names of the Selling Securityholders, the number of shares of Common Stock owned by each Selling Securityholder prior to this offering, the number of shares of Common Stock being offered for the account of each Selling Securityholder and the number of shares of Common Stock to be owned by each Selling Securityholder after completion of this offering. This information is based upon information provided by the Selling Securityholders. Because the Selling Securityholders may offer all, some or none of their Common Stock, no definitive estimate as to the number of Shares thereof that will be held by the Selling Securityholders after such offering can be provided.

                                          SHARES BENEFICIALLY           SHARES BEING         SHARES BENEFICIALLY
   SELLING SECURITYHOLDER              OWNED PRIOR TO OFFERING (1)         OFFERED         OWNED AFTER OFFERING (3)
   ----------------------              ---------------------------      ------------       ------------------------
RGC International Investors, LDC               1,000,000(2)             1,000,000(2)                  0
Halifax Fund, L.P.                             1,000,000(2)             1,000,000(2)                  0
Nelson Partners (4)                              500,000(2)               500,000(2)                  0
Olympus Securities, Ltd. (4)                     500,000(2)               500,000(2)                  0
Hell Sails B.V.                                   61,401                   61,401                     0

(1) Unless otherwise indicated below, the persons named in the table have or will have sole voting and investment power with respect to all shares beneficially owned by them.

(2) Assumes, arbitrarily, that the Debentures are converted at a conversion price of $8.33-1/3 per share (exclusive of shares issuable upon conversion of accrued 5% interest on the Debentures to the date of conversion) and no limits or adjustments are applicable. Pursuant to the terms of the Debentures, if the Debentures had been actually converted on July 11, 1997 the conversion price would have been $17.75 (90% of the average of the daily low trading price of the Common Stock for the five trading days immediately preceding such date) at which price the number of shares owned by these Selling Securityholders would have been approximately 1,408,253 shares (exclusive of shares issuable upon conversion of the accrued 5% interest). Pursuant to the terms of the Debentures, the Debentures are convertible by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying unconverted Debentures) would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Section 13(a) of the Exchange Act. Accordingly the number of shares of Common Stock set forth in the table for these Selling Securityholders exceeds the number of shares of Common Stock that these Selling Securityholders could own beneficially at any given time through their ownership of the Debentures. In that regard, beneficial ownership of these Selling Securityholders set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

(3) Assumes the sale of all Shares offered hereby. The Company has agreed to pay all reasonable fees and expenses incident to the filing of this offering. See "Plan of Distribution."

(4) Citadel Limited Partnership is the managing general partner of Nelson Partners ("Nelson") and the trading manager of Olympus Securities, Ltd. ("Olympus") and consequently has voting control and investment discretion over securities held by both Nelson and Olympus. The ownership information for Nelson does not include the shares owned by Olympus and the ownership information for Olympus does not include the shares owned by Nelson.


                                      15.

                                 PLAN OF DISTRIBUTION

    The Shares may be offered by the Selling Securityholders or by certain pledgees, donees, transferees or other successors in interest from time to time in long or short transactions on the Nasdaq National Market System, in privately negotiated transactions, through the writing or exercise of options, or a combination of such methods of sale, at fixed prices that maybe changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares directly or by or through agents or broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

    The Selling Securityholders and any underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of the Shares by them might be deemed to be underwriting discounts and commissions under the Securities Act. In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to such Shares for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, rules 10b-2, 10b-6 and 10b-7, which may limit the timing of purchases and sales of the Shares by the Selling Securityholders. All of the foregoing may affect the marketability of the Shares.

    The Company entered into agreements with the Selling Securityholders to register their Shares under applicable federal and state securities laws.
The Company will pay substantially all of the expenses incident to the offering and sale of the Shares to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated to be $40,000. Such agreements provide for cross-indemnification of the Selling Securityholders and the Company to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of registration of the Shares.

                                      16.

                                LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon for the Company by Cooley Godward LLP, San Francisco, California.

                                  EXPERTS

    The financial statements of Zitel Corporation appearing in Zitel Corporation's Annual Report on Form 10-K for the years ended September 30, 1996 and 1995 have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the reports of Coopers & Lybrand L.L.P. pertaining to such financial statements given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Datametrics Systems Corporation appearing in Zitel Corporation's Current Report on Form 8-K dated July 14, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Palmer & Webb Systems B.V. appearing in Zitel Corporation's Current Report on Form 8-K dated July 14, 1997 have been audited by Van Doesburg & Partners, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Palmer & Webb Systems Limited appearing in Zitel Corporation's Current Report on Form 8-K filed July 14, 1997 have been audited by M P Saunders & Company, Chartered Accountant and Registered Auditor, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated by reference herein upon the authority of such firm as experts in accounting and auditing.


                                      17.

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NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            -----------------

                            TABLE OF CONTENTS

                                                                       Page
                                                                       ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . .    2
Incorporation of Certain Documents by Reference . . . . . . . . . . .    2
Summary Information . . . . . . . . . . . . . . . . . . . . . . . . .    3
The Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Dividend Policy . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Selling Securityholders . . . . . . . . . . . . . . . . . . . . . . .   14
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . .   15
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17


                          3,061,401 SHARES




                         ZITEL CORPORATION



                           COMMON STOCK




                            ----------

                            PROSPECTUS

                            ----------





                          JULY __, 1997

------------------------------------------------------------------------------
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

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses payable by the Company in connection with the sale, issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee. None of these expenses will be paid by the Selling Securityholders.

     SEC Registration Fee . . . . . . . . .  $17,859
     Printing and Engraving Expenses  . . .    7,500
     Legal Fees and Expenses  . . . . . . .    9,500
     Accounting Fees and Expenses . . . . .    4,000
     Blue Sky Fees and Expenses . . . . . .    1,141
                                             -------
     Total  . . . . . . . . . . . . . . . .  $40,000
                                             -------
                                             -------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Registrant's Amended and Restated Articles of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by California law and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary. Pursuant to California law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase agreement or redemption.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER       DESCRIPTION

5.1          Opinion of Cooley Godward LLP.
23.1         Consent of Coopers & Lybrand L.L.P., Independent Accountants.
23.2         Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.
23.3         Consent of M P Saunders & Co., Independent Accountants.
23.4         Consent of Van Doesburg & Partners, Independent Accountants.
23.5         Consent of Ernst & Young, LLP, Independent Accountants.
24.1         Power of Attorney (included on signature page II-3).


____________


ITEM 17. UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent,submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, State of California, on July 15, 1997.

                                       ZITEL CORPORATION

                                       By  s/Jack H. King
                                         ----------------------------------
                                         Jack H. King
                                         President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack H. King and Henry C. Harris, or any of them, his attorneys-in-fact, and agents each with the power of substitution, for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                  TITLE                                DATE

s/ Jack H. King            President, Chief Executive           July 15, 1997
-----------------------    Officer and Director
Jack H. King               (PRINCIPAL EXECUTIVE OFFICER)


s/ Henry C. Harris         Vice President, Finance and          July 15, 1997
-----------------------    Administration, Chief Financial
Henry C. Harris            and Accounting Officer and
                           Secretary
                           (PRINCIPAL FINANCIAL AND
                           ACCOUNTING OFFICER)


s/ William R. Lonergan     Chairman of the Board of Directors   July 15, 1997
-----------------------
William R. Lonergan


s/ Catherine P. Lego               Director                     July 15, 1997
-----------------------
Catherine P. Lego


s/ William M. Regitz               Director                     July 15, 1997
-----------------------
William M. Regitz


s/ Robert H. Welch           Director                           July 15, 1997
-----------------------
Robert H. Welch